Exhibit 10.1

MK RESOURCES COMPANY

EXECUTIVE SEVERANCE PLAN

ARTICLE 1

The Plan

1.1 Name. This plan is effective as of November 18, 2004, and shall be known as the MK RESOURCES COMPANY EXECUTIVE SEVERANCE PLAN (“Plan”).

1.2 Purpose. MK Resources Company (the “Employer”) has established the Plan to provide certain of their executives and senior managers with severance benefits under specified circumstances in order to recognize their service to the Employer, and to encourage them to continue employment with the Employer.

ARTICLE 2

Definitions

Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning. When the defined meaning is intended, the term is capitalized:

2.1 “Affiliate” means (i) a corporation that is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and (e)(3)(C) thereof), which includes an Employer, provided that the phrase “more than 50 percent” shall be substituted for the phrase “at least 80 percent” in Section 1563(a)(1) of the Code, and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code as modified by Section 415(h) of the Code and regulations thereunder) with an Employer.

2.2 “Base Compensation” shall mean the annual base salary of the Participant in effect at Termination of Employment.

2.3 “Change of Control” shall mean the occurrence of any of the following events:

(a) the approval by stockholders of the Employer of a merger or consolidation of the Employer with any other corporation, other than a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation;

(b) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Leucadia National Corporation or any of its affiliates becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Employer representing 50% or more of the total voting power represented by the Employer’s then outstanding voting securities; or

(c) a change in the composition of the Board of Directors of the Employer, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Employer as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (a) or (b) or in connection with an actual or threatened proxy contest relating to the election of directors of the Employer.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5 “Employer” shall mean MK Resources Company or any successor thereof.

2.6 “Participant” means any employee of the Employer designated to participate by the Compensation Committee of the Board of Directors of MK Resources Company or its delegate. The Compensation Committee of the Board of Directors of MK Resources Company, or its delegate, shall have the authority to designate the employees of the Employer eligible to participate under the Plan. The employees eligible to participate on November 18, 2004 are set forth on Exhibit “A.”

2.7 “Plan Year” means the calendar year.

2.8 “Reasonable Cause” means any of the following, with respect to the Participant’s position with the Employer:

(a) Gross negligence, fraud, dishonesty or willful violation of any law or material violation of any significant Employer policy, committed in connection with the position and resulting in a material adverse effect on the Employer; or

(b) Failure to substantially perform (for reasons other than medically determinable disability) the duties reasonably assigned or appropriate to the position, in a manner reasonably consistent with prior practice;

provided, however, that the term “Reasonable Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Participant has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.

2.9 “Severance Benefit” means the benefit described in Article 3.

2.10 “Termination of Employment” means the Participant’s ceasing to render services to the Employer for any reason whatsoever, voluntary or involuntary, including by reason of death or disability.

2.11 “Termination for Good Reason” means a voluntary termination of employment by the Participant as a result of the Employer requiring the Participant to relocate outside Salt Lake City, Utah or making a significant detrimental reduction or change to the job responsibilities or in the current base compensation of the Participant, which action is not remedied within 10 days of the effective date of written notice to the Employer from the Participant of such change or reduction.

2.12 “Trigger Event” means (a) a Change of Control of the Employer, or (b) the approval by the stockholders of the Employer of a plan of complete liquidation of the Employer following the sale or other disposition by the Employer of its entire interest in Cobre Las Cruces, S.A. and/or the Las Cruces copper project;

ARTICLE 3

Severance Benefit

3.1 Entitlement to Severance Benefit. If a Trigger Event has occurred and the Employer subsequently terminates the Participant’s employment without Reasonable Cause or the Participant subsequently terminates employment in a Termination for Good Reason, the Employer shall provide to the Participant the severance benefits described in this Article 3. No severance benefits shall be payable under this Plan for the Participant’s Termination of Employment prior to the occurrence of a Trigger Event or, if subsequent to a Trigger Event, for any other reason, including voluntary Termination of Employment by Participant that is not a Termination for Good Reason, or Termination of Employment for Reasonable Cause, death or disability.

(a) Severance benefits otherwise payable under this Article 3 to a Participant shall be reduced in the discretion of the Employer for any payments the Employer is required to pay to the Participant under any applicable state or federal law arising from the Termination of Employment, including any payments required under the WARN Act.

(b) Unless otherwise agreed to in writing by the Employer, a Participant shall not be entitled to any benefits under this Article 3 if any of the following situations apply:

(1) Within 30 days of the Termination of Employment, the Participant obtains employment with, or is retained to provide consulting services to, the Employer, any Affiliate of the Employer, or any other person or entity that directly or indirectly controls the Las Cruces copper project, and the amount to be received by the Participant pursuant to such employment or consulting services during any twelve month period exceeds one-half of the Participant’s Base Compensation.

(2) The Participant refuses to sign a waiver and release of claims against the Employer (other than claims for severance benefits under the Plan), or any Affiliate or related person in the form provided by the Administrator, if requested in the absolute discretion of the Compensation Committee of the Board of Directors of MK Resources Company, or, if applicable, the Participant signs and later revokes the waiver and release of claims form within the revocation period.

(3) The Participant is entitled to severance or other separation benefits whether under an individual written agreement with the Participant’s Employer or an Affiliate, any voluntary early retirement program maintained by the Employer or an Affiliate, any severance plan maintained by the Employer or an Affiliate, or any provision of law to which the Employer is subject, other than this Severance Plan, unless such Participant in connection with receipt of benefits under this Severance Plan irrevocably waives all such benefits under all other contracts, plans, programs and provisions of law applicable to Participant.

3.2 Amount of Benefits.

(a) Cash Payment. Subject to adjustment as provided in Section 3.2(d), the Employer shall pay to Participant a cash payment in an amount equal to three times the Base Compensation of the Participant at Termination of Employment. Payment shall be made within 60 days of the Termination of Employment.

(b) Medical Benefits. For the continuation period, if any, to which the Participant is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall continue to provide health benefits to the Participant and his dependents under the group medical plan covering other employees in positions similar to that of Participant. The

Participant shall pay the premium charged to former employees pursuant to COBRA. Except as is required by COBRA, the Employer shall have no obligation to provide health benefits to any Participant after the Participant’s Termination of Employment.

(c) Legal Continuation Restrictions. To the extent that the benefits described in Section 3.2(b) cannot be continued “in kind” for the Participant following the Termination of Employment due to insurance or other contract language or any other legal restrictions, the Employer shall pay to the Participant, in cash at the beginning of each month in the applicable period of time, the cash equivalent value of such benefits that cannot be continued “in kind.”

(d) Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to the Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Participant’s benefits under this Plan shall be either (A) delivered in full, or (B) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

3.3 Status During Benefit Period. Commencing upon the Participant’s Termination of Employment, the Participant shall cease to be an employee of the Employer for any purpose. The payment of the Severance Benefit under this Plan shall be payments to a former employee.

ARTICLE 4

Claims and Review Procedures

4.1 Claims Procedure. The Employer shall notify the Participant or beneficiary (“claimant”) in writing, within 45 days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Employer determines that there are special circumstances requiring additional time to make a decision, the Employer shall notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional thirty-day period.

4.2 Review Procedure. If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant shall have the opportunity to have such claim reviewed by the Employer by filing a petition for review with the Employer within sixty (60) days after receipt of the notice issued by the Employer. Said petition shall state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Employer of the petition, the Employer shall afford the claimant (and counsel, if any) an opportunity to present his or her position to the Employer orally or in writing, and the claimant (or counsel) shall have the right to review the pertinent documents. The Employer shall notify the claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Employer, but notice of this deferral shall be given to the claimant. In the event of the death of a claimant, the same procedures shall apply to the claimant’s beneficiaries.

ARTICLE 5

Administration and Finances

5.3 Administration. The plan shall be administered by the person designated by the Compensation Committee of the Board of Directors of MK Resources Company (or in the absence of any such designation by the Compensation Committee of the Board of Directors of MK Resources Company.

5.4 Powers of the Administrator. The Administrator shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a) to interpret the provisions of the Plan;

(b) to establish and revise the method of accounting for the Plan; and

(c) to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

5.5 Actions of the Administrator or the Employer. All determinations, interpretations, rules, and decisions of the Administrator and the Employer shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

5.6 Delegation. The Administrator shall have the power to delegate specific duties and responsibilities to officers or other employees of the Employer or other individuals or entities. Any delegation by the Administrator may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Administrator at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

5.7 Reports and Records. The Administrator and those to whom the Administrator has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

5.8 Finances. The costs of the Plan shall be borne by the Employer.

ARTICLE 6

Amendments and Termination

Prior to November 18, 2007, the Plan may not be amended or terminated by the Employer. On or after November 18, 2007, the Employer may amend or terminate the Plan at any time. In the event the Plan is terminated or changed, no benefits shall be payable to any Participant thereafter (except for severance benefits payable to a Participant whose Termination of Employment occurred prior to such termination or change of the Plan) or except as provided by the Plan as changed.

ARTICLE 7

Miscellaneous

7.1 No Guaranty of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and the Participant. Nothing contained herein shall give the Participant the right to continue to be retained by the Employer or to interfere with the right of the Employer to terminate the services of the Participant at any time, nor shall it give the Employer the right to require the Participant to continue to provide services to the Employer or to interfere with the Participant’s right to terminate services at any time.

7.2 Tax Withholding. The Employer shall withhold any applicable income or employment taxes that are required to be withheld from the benefits provided under this Plan.

7.3 Non-Alienation. This Plan shall inure to and be binding on the successors and assigns of the Employer. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

7.4 ERISA. The Plan is intended to be and shall be administered and maintained as a welfare benefit plan under section 3(1) of the Employee Retirement Income Security Act of 1974 (ERISA), providing certain benefits to participants on severance from employment. The Plan is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan.

7.5 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of Utah except to the extent such laws are preempted by the laws of the United States of America.

SPONSOR:

MK RESOURCES COMPANY

/s/ Thomas E. Mara Thomas E. Mara
President

EXHIBIT A

ELIGIBLE EMPLOYEES

As of November 18, 2004

G. Frank Joklik, Chairman of the Board and Chief Executive Officer

John C. Farmer, Chief Financial Officer

Thomas G. White, Manager of Operations

Richard B. Rickard, Manager of Mine Development